UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

TWIN VEE POWERCATS CO.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Explanatory Note

On September 27, 2022, Twin Vee PowerCats Co. (the “Company”) posted the following frequently asked questions on its website relating to the Company’s 2022 Annual Meeting of Stockholders. This Schedule 14A supplements the Joint Proxy Statement/Prospectus filed by the Company and Twin Vee Powercats, Inc. with the U.S. Securities and Exchange Commission on September 9, 2022.

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To the Stockholders of Twin Vee PowerCats Co. and Twin Vee Powercats, Inc.:

On September 9, 2022, Twin Vee PowerCats Co. (“VEEE”) and Twin Vee Powercats Inc. (“TVPC”) filed a registration statement on Form S-4, which included a joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) regarding, among other things, the Twin Vee PowerCats Co. 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”) and the proposed merger (the “merger”) between VEEE and TVPC.

VEEE stockholders will vote to approve and adopt the merger and the other transactions and matters described in the Joint Proxy Statement/Prospectus at the 2022 Annual Meeting of Stockholders. TVPC stockholders will also vote to approve and adopt the merger and the other transactions and matters described in the Joint Proxy Statement/Prospectus at a special meeting of its stockholders (the “2022 Special Meeting”).

The following frequently asked questions and answers (FAQs) relate to the merger, the merger agreement, the 2022 Annual Meeting and the 2022 Special Meeting and should be read in conjunction with the Joint Proxy Statement/Prospectus.

Frequently asked questions and answers regarding the merger, the merger agreement, the 2022 Annual Meeting and the 2022 Special Meeting.

1.	Why are the two companies merging?

VEEE and TVPC are proposing the merger because, among other things, it is believed that the merger will enhance stockholder value for both VEEE and TVPC by (i) providing a method by which the TVPC stockholders can more directly share in the growth of VEEE and (ii) enabling VEEE to take advantage of the $7,055,709 of net operating loss carryforwards of TVPC and utilize them to offset the income of VEEE

2.	What will happen in the merger?

If the merger is completed:

•	TVPC will be merged with and into VEEE;

•	VEEE will continue as the surviving corporation; and

•	TVPC will cease to exist.

In addition, if the merger is completed, the outstanding number of VEEE shares of common stock will be substantially the same as it was immediately prior to the merger.

3.	How many VEEE shares of common stock will TVPC stockholders receive in the merger?

The holders of TVPC common stock will receive one share of VEEE common stock in exchange for each 41.7128495 shares of TVPC common stock owned, for a maximum of 4,000,000 shares of VEEE common stock (no fractional shares of VEEE common stock will be issued).

4.	What happens to the TVPC shares after the merger?

As part of the merger, all shares of VEEE common stock held by TVPC prior to the merger (4,000,000 shares) will be canceled and retired and VEEE will issue an equivalent number of its shares of common stock directly to TVPC stockholders.

5.	Should TVPC stockholders send in their stock certificates now?

No. If the merger is completed, VEEE will send TVPC stockholders written instructions for exchanging their stock certificates.

6.	When will TVPC stockholders receive their new shares in VEEE?

After the closing of the merger VEEE’s transfer agent will be notified of owners of record and the transfer agent will distribute evidence of their ownership of the newly issued VEEE shares of common stock.

7.	How will TVPC stockholders receive their new shares in VEEE?

Once the merger has been completed, TVPC stockholders will receive a letter of transmittal and written instructions for exchanging their stock certificates. The newly issued VEEE common stock that TVPC stockholders will receive in the merger will be issued in “book-entry” form. “Book-entry” means ownership of the shares is recorded electronically on the books and records of VEEE maintained by VEEE’s transfer agent. New physical stock certificates will not be issued.

8.	I am a TVPC stockholder. Do I need a brokerage account to receive the VEEE shares of common stock in the merger?

No. As stated in the above FAQ, the new VEEE shares of common stock will be issued electronically in “book-entry” form.

9.	Can I buy TVPC shares of common stock after the effective time of the merger?

No. following the effective time of the merger, TVPC will no longer exist as a corporation and all shares of TVPC common stock are deemed no longer issued and outstanding (subject to rights of dissenting shares as set forth in the merger agreement).

10.	I am a TVPC stockholder. Will the VEEE shares issued to me in the merger be registered and salable on the open market when I receive the VEEE shares?

The shares issued in the merger are being registered with the SEC and if you are not an “affiliate” of VEEE, we believe that you may reoffer, resell or otherwise transfer the shares of VEEE common stock issued to you in the merger.

11.	What appraisal rights do stockholders have in connection with the merger?

The holders of Twin Vee Co. common stock do not have any right to an appraisal of the value of their shares in connection with the merger. The holders of Twin Vee Inc. common stock do have a right to an appraisal of the value of their shares in connection with the merger if they do not vote for the merger and if they follow certain requisite procedures.